Exhibit 99.1

Contact:	Corporate Communications
Houston:	713.324.5080
Email:	corpcomm@coair.com
News archive:	continental.com/company/news	Address: P.O.Box 4607, Houston, TX 77210-4607
CONTINENTAL AIRLINES ANNOUNCES ELECTION
OF CAROLYN CORVI TO BOARD OF DIRECTORS
     HOUSTON, Dec. 22, 2009 — Continental Airlines (NYSE: CAL) today announced that Carolyn Corvi has been elected to the airline’s board of directors.
     An experienced aviation executive, Corvi joins Continental’s board following more than 30 years at The Boeing Company, most recently serving as vice president and general manager of airplane programs in the commercial airplanes division. During her career at Boeing, Corvi served in a variety of positions, including vice president and general manager of the 737/757 programs, vice president of aircraft systems and interiors and vice president of the propulsion systems division.
     “We are pleased to welcome Carolyn to the Continental board of directors,” said Jeff Smisek, president and chief operating officer, and chairman and chief executive officer elect. “Her insight and industry experience will make her a tremendous asset.”
     Corvi holds a Master of Science from Massachusetts Institute of Technology Sloan School of Business and a Bachelor of Arts from the University of Washington. She currently serves on the board of Goodrich Corporation, a global supplier to aerospace and defense industries. In addition, Corvi serves as board chair of Virginia Mason Medical Center and Health System and on the advisory cabinet of Highline Public Schools Aviation High School. She is also the co-founder of the Northwest Children’s Fund.
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CAROLYN CORVI TO BOARD OF DIRECTORS/Page 2
     Corvi has won numerous awards and accolades throughout her distinguished career. The Wall Street Journal cited Corvi as one of “The 50 Women to Watch in 2008.” In 2006, she was the recipient of the Eli Whitney Productivity Award and honored as one of the Women of Influence by the Puget Sound Business Journal.
     Continental Airlines is the world’s fifth largest airline. Continental, together with Continental Express and Continental Connection, has more than 2,400 daily departures throughout the Americas, Europe and Asia, serving 130 domestic and 132 international destinations. Continental is a member of Star Alliance, which provides access to more than 900 additional points in 169 countries via 25 other member airlines. With more than 41,000 employees, Continental has hubs serving New York, Houston, Cleveland and Guam, and together with its regional partners, carries approximately 63 million passengers per year.
     Celebrating its 75th anniversary this year, Continental consistently earns awards and critical acclaim for both its operation and its corporate culture. For the sixth consecutive year, FORTUNE magazine named Continental the No. 1 World’s Most Admired Airline on its 2009 list of World’s Most Admired Companies. For more company information, go to continental.com.
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